UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-102)


     INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934


                  Web4Boats.com, Inc.
         -----------------------------------------------
                        (Name of Issuer)


                 Common Stock ($.001 par value)
         -----------------------------------------------
                 (Title of Class of Securities)


                            947679106
         -----------------------------------------------
                         (CUSIP Number)


                        December  31, 2001
               -----------------------------------
     (Date of Event Which Requires Filing of this Statement)


                    Page 1 of 4 Pages
CUSIP No. 947679106           13G               Page 2 of 4 Pages

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


    Rule 13d-1(b)
    Rule 13d-1(c)
 X  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.   NAME OF REPORTING PERSON:  Blair J. Merriam


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)[ ]
                                                           (b)[ ]
3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

5.   SOLE VOTING POWER
  NUMBER OF             6,235,000			21.7%
    SHARES

6.   SHARED VOTING POWER
 BENEFICIALLY          0
OWNED BY EACH

7.   SOLE DISPOSITIVE POWER
  REPORTING                 6,235,000
CUSIP No. 947679106           13G               Page 3 of 4 Pages

 PERSON WITH

8.   SHARED DISPOSITIVE POWER
                                        0
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 6,235,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                 [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     21.7%

12.  TYPE OF REPORTING PERSON
     IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.   (a)   Name of Issuer: Web4Boats.com, Inc..
              (b)   Address of Issuer's Principal Executive Offices:
                1616 Warren Avenue Suite 34
                PO Box 3171
                Cheyenne, WY 82003

Item 2.   (a)   Name of Person Filing:  Blair J.  Merriam
              (b)   Address of  Principal Business  Office  or,  if
                None, Residence:
                1616 Warren Avenue Suite 34
                PO Box 3171
                Cheyenne, WY 82003

              (c)   Citizenship: USA

             (d)   Title  of  Class  of Securities:   Common  Stock
                ($.001 par value)
             (e)   CUSIP Number: 947679106

CUSIP No. 947679106           13G               Page 4 of 4 Pages

Item 3.   Inapplicable

Item 4.   Ownership
          (a)   Amount beneficially owned: 6,235,000
          (b)   Percent of class:  21.7%
          (c)   Number of shares as to which such person has:
                (i)    Sole  power  to vote or to direct  to  the
                       vote: 6,235,000
                (ii)   Shared  power  to vote or  to  direct  the
                       vote:  0
                (iii) Sole power to dispose or to direct the disposition of: 6,235,000
                (iv)   Shared  power to dispose or to direct  the
                       disposition of:  0

Item 5.   Inapplicable

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable

 SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      February 14, 2002
                                                Date

                                      Blair J. Merriam